Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
eResearchTechnology, Inc.:
We consent to the reference to our firm under the caption “Experts” in the Prospectus included in this Registration Statement on Form S-3 of eResearchTechnology, Inc. and incorporation by reference therein of our report dated May 26, 2010, with respect to the combined financial statements of Research Services (a Division of CareFusion Corporation) for the years ended December 31, 2009 and 2008, which report appeared in the Amended Current Report on Form 8-K/A of eResearchTechnology, Inc. as filed on August 5, 2010 with the Securities and Exchange Commission.
November 10, 2010
Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
Eschborn

/s/ Muth	/s/ Bösser

Muth Wirtschaftsprüfer	Bösser Wirtschaftsprüfer